Exhibit 99.1

Butterfly Network, Inc. Further Strengthens Management and Board with Key Additions

Stacey Pugh joins Butterfly as Chief Commercial Officer

Dr. Elazer Edelman joins Butterfly’s Board of Directors

GUILFORD, Conn. and NEW YORK, New York, March 11, 2021

Butterfly Network, Inc. (NYSE: BFLY) (“Butterfly”), an innovative digital health company driving universal access to superior medical imaging, today announced the appointment of Stacey Pugh as Chief Commercial Officer, effective March 15th. In this newly created executive position, Ms. Pugh will oversee the development and implementation of Butterfly’s commercial strategy to ensure optimal value capture for Butterfly’s unique imaging technology and clinical solutions.

“Stacey is a highly accomplished commercial leader with a track record of introducing novel technologies into the market on a global scale, as well as a trained critical care and trauma nurse with a passion for patient care. She is uniquely positioned to leverage her extensive business and medical experience as Butterfly drives commercial growth and makes ultrasound more accessible and deployable across a variety of care settings,” said Dr. Todd Fruchterman, President and Chief Executive Officer of Butterfly. “I am excited for Stacey to join the team as we progress towards fulfilling our mission to deliver innovative ultrasound technology that is easy to use, integrates into clinical decision-making workflows, and ultimately lowers the cost of care.”

Ms. Pugh brings to Butterfly her extensive leadership experience in developing and commercializing medical technologies and building world-class teams. She has held leadership positions across sales, marketing, medical affairs, and business development during her 18 plus year career at medical device manufacturers Medtronic, Covidien and Kinetic Concepts. Ms. Pugh joins Butterfly from Medtronic where she served as SVP and President of Medtronic’s Neurovascular business area. In this role, she oversaw global development through commercialization and was responsible for P&L management and revenue growth. Prior to this, she spent nearly eight years in a variety of clinical development roles at Kinetic Concepts, and the early years of her career in critical care, trauma nursing and nursing education.

“I am excited to partner with Todd and the team at Butterfly to drive market penetration of this breakthrough technology across clinical applications, care settings and geographies,” said Stacey Pugh. “Butterfly has the potential to improve the health of millions of patients while empowering nurses, doctors and other medical professionals to more quickly, confidently, and conveniently diagnose and monitor health and drive wellness.”

In addition, Butterfly’s Board of Directors has expanded to eight directors through the appointment of Elazer Edelman, M.D., Ph.D., as Butterfly continues to deepen the medical, engineering and operational experience of its Board. Dr. Edelman, who heads the Edelman lab, the Harvard – MIT Biomedical Engineering Center and is a practicing physician, will further strengthen the Board’s perspective in the areas of technology development, clinical applications and strategy.

“Elazer has dedicated his career to using innovative technology to drive improved health and clinical outcomes,” said Dr. Jonathan Rothberg, Chairman of Butterfly. “His addition furthers my vision of combining the brightest talent with Butterfly’s revolutionary Ultrasound-on-Chip™ technology, enhanced through software and AI, to democratize medical imaging and drive accessible, affordable global health.”

Dr. Edelman brings to the Butterfly Board of Directors almost three decades of medical and biomedical engineering experience and has co-founded a number of technology companies. He is the Edward J. Poitras Professor in Medical Engineering and Science at the Massachusetts Institute of Technology (MIT) and Professor of Medicine at Harvard Medical School, serving as well as a practicing physician in the cardiac intensive care unit at Brigham and Women’s Hospital in Boston. Dr. Edelman and his laboratory have pioneered basic findings in vascular biology and the development and assessment of biotechnology. He directs MIT’s Institute for Medical Engineering and Science and Clinical Research Center. Dr. Edelman is the founder and member of the board of directors of Autus Valve Technologies, Inc., BioDevek, Inc., and PanTher Therapeutics, LLC.

“I have followed the adoption of Butterfly’s technologies around the world and am eager to partner with the Company to continue its mission to revolutionize patient care,” said Dr. Edelman. “This is a truly unique opportunity to have a meaningful impact in democratizing medical imaging.”

At this exciting time in the company’s journey, Butterfly welcomes Ms. Pugh and Dr. Edelman to the passionate team behind its mission, vision and technology.

About Butterfly Network, Inc.

Founded by Dr. Jonathan Rothberg in 2011 and recently listed on the NYSE through a merger with Longview Acquisition Corp, Butterfly created the world's first handheld, single probe whole-body ultrasound system, Butterfly iQ. Butterfly's mission is to enable universal access to superior medical imaging, making high-quality ultrasound affordable, easy-to-use, globally accessible, and intelligently connected, including for the 4.7 billion people around the world lacking access to ultrasound. Through its proprietary Ultrasound-on-Chip™ technology, Butterfly is paving the way for earlier detection and remote management of health conditions around the world. The Butterfly iQ can be purchased online today by healthcare practitioners in the United States, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, New Zealand, Norway, Poland, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Media Contact:

Media@butterflynetinc.com